Exhibit 11

                        WALNUT FINANCIAL SERVICES, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                             Three months ended March 31,
                                             ----------------------------
                                                  1995           1996

Net income (loss)                            $  (993,699)     $ 1,624,173
Shares:
Weighted average number of
  common shares outstanding                   10,237,726       13,814,713

Shares issuable upon exercise
  of dilutive options and
  warrants                                             0          438,865
                                             -----------      -----------
Total                                         10,237,726       14,253,578
                                             ===========      ===========
Income (loss) per
  common share                                     (0.10)            0.11
                                             ===========      ===========